As filed with the Securities and Exchange Commission on October 16, 2007

Registration No. 333-142236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Cypress Sharpridge Investments, Inc.

(Exact name of registrant as specified in its governing instruments)

65 East 55th Street

New York, New York 10022

(212) 705-0160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin E. Grant

Chief Executive Officer

65 East 55th Street

New York, New York 10022

(212) 705-0160

(212) 705-0199 (Facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. LeBey	David J. Goldschmidt
S. Gregory Cope	Jennifer A. Bensch
Hunton & Williams LLP	Skadden, Arps, Slate, Meagher & Flom LLP
Riverfront Plaza, East Tower	Four Times Square
951 E. Byrd Street	New York, New York 10036
Richmond, Virginia 23219-4074	(212) 735-3000
(804) 788-8200	(212) 735-2000 (Facsimile)
(804) 788-8218 (Facsimile)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [    ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [    ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$9,210
NASD filing fee	55,390
NYSE listing fee	150,000
Printing and engraving fees	239,133
Legal fees and expenses	602,000
Accounting fees and expenses	383,792
Blue sky fees and expenses	15,000
Transfer Agent and Registrar fees	5,000
Miscellaneous	132,488

Total	$1,592,013

*	To be furnished by amendment.

All expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Item 32. Sales to Special Parties.

See the response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

On January 3, 2006, in connection with the incorporation of Cypress Sharpridge Investments, Inc. (the “Company”), the Company issued 100 shares of common stock, $0.01 par value per share (the “Common Stock”) to Cypress Sharpridge Advisors LLC (the “Manager”) for $10.00 per share. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.

On February 10, 2006, the Company sold 3,932,644 units, with each unit consisting of two shares of Common Stock and one warrant to purchase one share of Common Stock in a private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act. All of these units were sold for a purchase price of $20.00 per unit for gross proceeds of $78.7 million. No placement fees or commissions were paid with respect to these shares. The net proceeds to the Company from the private placement of these shares, after deducting expenses, was $78.0 million.

On February 10, 2006, the Company granted 393,264 restricted shares of Common Stock, 3,000 of which Kevin E. Grant forfeited, and options to acquire 393,264 shares of Common Stock to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company, as designated by the Manager, and 2,000 restricted shares to Frances Spark and 1,000 restricted shares to David A. Tyson, PhD as compensation for serving as a director, in each case pursuant to the 2006 Stock Incentive Plan of the Company (the “Incentive Plan”). Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act. For a more detailed description of the Incentive Plan, see “Management-Incentive Plan” in this Registration Statement.

On August 11, 2006, Kevin E. Grant forfeited 2,000 restricted shares to the Company, and the Company granted 1,000 restricted shares to Frances Spark and 1,000 restricted shares to David A. Tyson, PhD as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On December 8, 2006, the Company sold 6,995,150 shares of its Common Stock to Friedman, Billings, Ramsey & Co., Inc., as initial purchaser (the “Initial Purchaser”). The Company issued these shares of Common Stock to the Initial Purchaser in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchaser paid the Company a purchase price of $9.30 per share for these shares of Common Stock, for total gross proceeds to the Company of $65,054,895. The Initial Purchaser resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $10.00 per share for gross proceeds of $69,951,500 and the aggregate initial purchasers’ discount was $4,896,605.

On December 8, 2006, the Company sold 2,943,850 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchaser and Lombard Partners acting as placement agents. All of these shares were sold for a purchase price of $10.00 per share for gross proceeds of $29,438,500. The placement agents received a commission of $0.70 per share with respect to 2,767,100 of these shares of Common Stock. No commission was paid with respect to 176,750 of these shares. The net proceeds to the Company from the private placement of these shares was $27,501,530 and total commissions paid to the placement agents was $1,936,970.

On December 8, 2006, the Company granted a total of 343,500 restricted shares of Common Stock to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company, as designated by the Manager, and 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director, in each case pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On December 15, 2006, the Company sold 61,000 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchaser acting as placement agent. All of these shares were sold for a purchase price of $10.00 per share for gross proceeds of $610,000. No commission was paid with respect to these shares. The net proceeds to the Company from the private placement of these shares was $610,000.

On December 28, 2006, the Company sold 1,350,000 shares of its Common Stock to the Initial Purchaser. The Company issued these shares of Common Stock to the Initial Purchaser in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchaser paid the Company a purchase price of $9.30 per share for these shares of Common Stock, for total gross proceeds to the Company of $12,555,000. The Initial Purchaser resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $10.00 per share for gross proceeds of $13,500,000 and the aggregate initial purchasers’ discount was $945,000.

On December 28, 2006, the Company sold 100,000 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchaser acting as placement agent. All of these shares were sold for a purchase price of $10.00 per share for gross proceeds of $1,000,000. The placement agent received a commission of $0.70 per share with respect to all of these shares of Common Stock. The net proceeds to the Company from the private placement of these shares was $930,000 and total commissions paid to the placement agent was $70,000.

On January 1, 2007, the Company granted 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On April 1, 2007, the Company granted 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On July 1, 2007, the Company granted 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

October 1, 2007, the Company granted 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

Item 34. Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The MGCL permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, we must obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

Exhibit		Description of Document
1.1		Form of Underwriting Agreement among Cypress Sharpridge Investments, Inc. and the underwriters named therein.

3.1	**	Articles of Amendment and Restatement of Cypress Sharpridge Investments, Inc.

3.2	**	Bylaws of Cypress Sharpridge Investments, Inc.

4.1	**	Form of Certificate for Common Stock for Cypress Sharpridge Investments, Inc.

4.2	**	Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of February 10, 2006

5.1	**	Opinion of Hunton & Williams LLP as to legality of the securities being issued

8.1	**	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters

10.1	**	Registration Rights Agreement, by and among Friedman, Billings, Ramsey & Co., Inc., Cypress Sharpridge Advisors LLC and Cypress Sharpridge Investments, Inc., dated as of December 8, 2006

10.2	**	Management Agreement, by and between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, dated as of February 10, 2006

10.3	**	First Amendment to Management Agreement, between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, dated as of December 8, 2006

10.4	**	License Agreement, between Cypress Sharpridge Investments, Inc. and The Cypress Group L.L.C., dated as of February 10, 2006

Exhibit		Description of Document
10.5	**	License Agreement, between Cypress Sharpridge Investments, Inc. and Sharpridge Capital Management, L.P., dated as of February 10, 2006

10.6	**†	2006 Stock Incentive Plan

10.7	**†	Form of Restricted Stock Award Agreement

10.8	**†	Form of Stock Option Agreement

21.1	**	List of Subsidiaries of Cypress Sharpridge Investments, Inc.

23.1	**	Consent of Hunton & Williams LLP (included in Exhibit 5.1)

23.2	**	Consent of Deloitte & Touche LLP

24.1	**	Power of Attorney (included on Signature Page)

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 16th day of October, 2007.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

By:	/S/ KEVIN E. GRANT
Name:	Kevin E. Grant
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KEVIN E. GRANT Kevin E. Grant	Chief Executive Officer, President; Director; Chairman of the Board (Principal Executive Officer)	October 16, 2007

/S/ WILLIAM HAYES William Hayes	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 16, 2007

/S/ RICHARD E. CLEARY Richard E. Cleary	Vice President and Chief Operating Officer	October 16, 2007

* Jeffrey P. Hughes	Director	October 16, 2007

* James A. Stern	Director	October 16, 2007

* Frances Spark	Director	October 16, 2007

* David A. Tyson, PhD	Director	October 16, 2007

* Douglas Crocker, II	Director	October 16, 2007

* Raymond A. Redlingshafer	Director	October 16, 2007

*By:	/s/ KEVIN E. GRANT
Kevin E. Grant As Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Description of Document
1.1		Form of Underwriting Agreement among Cypress Sharpridge Investments, Inc. and the underwriters named therein.

3.1	**	Articles of Amendment and Restatement of Cypress Sharpridge Investments, Inc.

3.2	**	Bylaws of Cypress Sharpridge Investments, Inc.

4.1	**	Form of Certificate for Common Stock for Cypress Sharpridge Investments, Inc.

4.2	**	Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of February 10, 2006

5.1	**	Opinion of Hunton & Williams LLP as to legality of the securities being issued

8.1	**	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters

10.1	**	Registration Rights Agreement, by and among Friedman, Billings, Ramsey & Co., Inc., Cypress Sharpridge Advisors LLC and Cypress Sharpridge Investments, Inc., dated as of December 8, 2006

10.2	**	Management Agreement, by and between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, dated as of February 10, 2006

10.3	**	First Amendment to Management Agreement, between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, dated as of December 8, 2006

10.4	**	License Agreement, between Cypress Sharpridge Investments, Inc. and The Cypress Group L.L.C., dated as of February 10, 2006

10.5	**	License Agreement, between Cypress Sharpridge Investments, Inc. and Sharpridge Capital Management, L.P., dated as of February 10, 2006

10.6	**†	2006 Stock Incentive Plan

10.7	**†	Form of Restricted Stock Award Agreement

10.8	**†	Form of Stock Option Agreement

21.1	**	List of Subsidiaries of Cypress Sharpridge Investments, Inc.

23.1	**	Consent of Hunton & Williams LLP (included in Exhibit 5.1)

23.2	**	Consent of Deloitte & Touche LLP

24.1	**	Power of Attorney (included on Signature Page)

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.